EXHIBIT 99.1

                    PRESS RELEASE OF NORTHWEST BANCORP, INC.




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                                                                    Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: William J. Wagner, President and Chief Executive Officer (814) 726-2140

                NORTHWEST BANCORP, INC. ANNOUNCES COMMENCEMENT OF
                         PUBLIC OFFERING OF COMMON STOCK

Warren, Pennsylvania, July 15, 2003: Northwest Bancorp, Inc. (Nasdaq/NMS:NWSB), the holding company for Northwest Savings Bank and Jamestown Savings Bank, has received the approval of the Office of Thrift Supervision of its offering of common stock pursuant to the previously announced Northwest Bancorp, Inc. 2003 Stock Issuance Plan. In addition, the Registration Statement for the offering has been declared effective by the Securities and Exchange Commission. Pursuant to the Plan, Northwest Bancorp, MHC, the mutual holding company for Northwest Bancorp, Inc., is conducting an "incremental" stock offering, whereby a portion of the mutual holding company's 74.2% ownership interest in Northwest Bancorp, Inc. will be offered for sale. As a result of the offering, the number of outstanding shares will be unchanged, but the mutual holding company's interest in Northwest Bancorp, Inc. will be reduced, but not below 58.1% of the issued and outstanding shares of common stock. The stock offering will not alter the corporate structure; Northwest Bancorp, Inc. will maintain its "two-tier" mutual holding company structure.

Northwest Bancorp, Inc. is offering for sale between 3,939,394 and 6,666,667 shares of common stock (subject to a 15% increase). Shares of common stock are being offered at an offering price range of $15.00 per share to $16.50 per share. Both the range of shares of common stock to be offered and the offering price range have been established by the Board of Directors of Northwest Bancorp, Inc., in consultation with Northwest Bancorp, Inc.'s financial advisor, Ryan Beck & Co. The actual offering price will be determined at the completion of the stock offering based upon the fairness opinion provided by Ryan Beck & Co. All shares of common stock will be sold at the same price per share. Although no assurances can be given, the purchase price per share is expected to be within the offering price range. If the determined price per share is not within the indicated range or if insufficient orders are received, Northwest Bancorp, Inc. must resolicit subscribers if it chooses to proceed with the offering.

Pursuant to OTS regulations, the common stock is being offered for sale in a subscription offering, in descending order of priority, to 1) Northwest Savings Bank, Leeds Federal Savings Bank or Jamestown Savings Bank depositors with combined aggregate deposit balances among any of these banks of at least $50 or more on deposit at December 31, 2001; 2) Northwest Savings Bank's tax qualified employee stock benefit plans, including the employee stock ownership plan, the Northwest Retirement Savings Plan and the Leeds Federal Savings Bank Retirement Savings Plan and Trust and 3) depositors with $50 or more on deposit at the banks as of June 30, 2003. Shares of stock not sold in the subscription offering will be offered to the public in a concurrent community offering, with a preference to natural persons residing in the "Local Community," defined as: the Commonwealth of Pennsylvania; the Maryland counties of Anne Arundel, Baltimore, Carroll, Hartford, Howard and Queen Anne, Baltimore City; the New York counties of Chautuaqua, Cataragus and Erie; and the Ohio counties of Lake, Geauga and Ashtabula. Public stockholders as of July 3, 2003 will have a second priority in the community offering. The stock offering is expected to conclude on August 15, 2003, subject to Northwest Bancorp, Inc.'s right to extend the offering period.

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Stock offering materials including a prospectus will be mailed to eligible depositors and stockholders. Information, including details of the offering and the operations of Northwest Bancorp, Inc. are provided in the Prospectus, which may be obtained by calling the Northwest Bancorp, Inc. Stock Information Center on or after July 28, 2003, which is when it will commence operations. The toll free telephone number is (877) 300-5730. Hours of operation will be from 9:00 a.m. to 4:00 p.m., Monday through Friday.

Northwest Bancorp, Inc. is headquartered in Warren, Pennsylvania and currently operates 123 banking locations in Pennsylvania and 5 banking locations in Ohio through its subsidiary, Northwest Savings Bank. In addition, the Company operates 8 banking locations in western New York through its subsidiary, Jamestown Savings Bank. The Company also operates 45 consumer finance offices located throughout Pennsylvania and 2 consumer finance offices in New York through its subsidiary, Northwest Consumer Discount Company.

Additional information regarding Northwest Bancorp, Inc. can be accessed on-line at www.northwestsavingsbank.com.


This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

In addition to historical information, this release may contain certain forward-looking statements that are based on assumptions and information currently available to management. These forward-looking statements are subject to various risks and uncertainties including, but not limited to, economic, regulatory, competitive and other factors affecting the Company and its operations. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results may differ materially from those expressed or implied. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.